Exhibit 10.5

TENNANT COMPANY
EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on ________ ___, 2008 by and between Tennant Company, a Minnesota corporation (the “Company”), and [NAME], a resident of Minnesota (“Executive”).

Recitals

A.           Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Company and its shareholders.

B.           It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company.

C.           It is desirable and in the best interests of the Company and its shareholders to protect confidential, proprietary and trade secret information of the Company, to prevent unfair competition by former executives of the Company following separation of their employment with the Company and to secure cooperation from former executives with respect to matters related to their employment with the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Term.  This Agreement shall commence on the date of this Agreement and shall continue in effect until the earlier of the Expiration Date as defined below or the occurrence of a Change in Control as defined in the Management Agreement attached hereto as Exhibit B (the “Term”).  The initial Expiration Date shall be December 31, 2010. Thereafter, this Agreement shall be automatically extended for successive one-year periods, and the Expiration Date shall be the last day of each successive one-year period, except that this Agreement shall not be extended if either party gives written notice to the other party at least 60 days prior to the Expiration Date that such party elects not to extend the Term.  During the Term, the Company shall employ Executive, and Executive shall remain in the employ of the Company, upon the terms and conditions set forth in this Agreement, until such employment is terminated in accordance with Section 4 below.  If Executive remains employed by the Company after the Term ends, such continued employment shall be on such terms and conditions as may be agreed to from time to time by the parties.

2.           Position and Duties.

(a)           Employment with the Company.  During Executive’s employment with the Company hereunder, Executive shall initially hold the position of [TITLE] or such additional or alternative positions of an executive nature, and shall perform such duties and responsibilities associated with such positions, as the Chief Executive Officer of the Company shall assign to Executive from time to time consistent with Executive’s qualifications and experience.

(b)           Performance of Duties and Responsibilities.  Executive shall serve the Company faithfully and to the best of Executive’s ability and shall devote full working time, attention and efforts to the business of the Company during Executive’s employment with the Company.  While Executive is employed by the Company hereunder, Executive shall not accept other employment with or engage in or render services to any other business enterprise, except that Executive may participate in charitable activities and personal investment activities to a reasonable extent, and Executive may serve as a director of business organizations subject to any guidelines for such directorships that may be established by the Company from time to time, so long as such activities and directorships do not interfere with the performance of Executive’s duties and responsibilities to the Company.  Executive hereby represents and confirms that Executive is under no contractual or legal commitments that would prevent Executive from fulfilling Executive’s duties and responsibilities as set forth in this Agreement.

3.           Compensation.  While Executive is employed by the Company hereunder during the Term, Executive shall receive the following compensation and benefits:

(a)           Base Salary.  The Company shall pay to Executive for services performed on an annual basis such Base Salary as the Compensation Committee shall from time to time determine, prorated for any partial year of employment and payable in accordance with the Company’s normal payroll policies and procedures.  At the beginning of each fiscal year of Executive’s employment with the Company during the Term, the Board and/or the Compensation Committee shall conduct an annual review of Executive’s performance and Base Salary to determine whether an adjustment to Executive’s Base Salary should be made.  In no event shall Executive’s Base Salary be decreased in any fiscal year during the Term by more than 15% of the Base Salary paid to Executive for the immediately preceding fiscal year.

(b)           Incentive Compensation.  Executive shall be entitled to participate in the STIP, subject to the terms of such plan and as such plan may be amended from time to time.

(c)           Employee Benefits.  The Company shall provide to Executive and Executive’s dependents such medical, dental and life insurance and disability, retirement savings, vacation, sick leave and other employee and fringe benefits as are provided from time to time by the Company to its senior executives and their dependents, in accordance with the general benefits practices of and the eligibility and other terms and conditions of the applicable benefit plans and programs of the Company then in effect.

(d)           Expenses.  The Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of Executive’s duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

4.           Termination of Employment.   The Executive’s employment with the Company hereunder shall terminate and be effective:

(a)           on the date set forth in a written notice from the Company to Executive of the termination of Executive’s employment, which date shall be at least three business days following the date of such notice;

(b)           upon Executive’s abandonment of employment;

(c)           upon receipt by the Company of written notice from Executive of Executive’s resignation;

(d)           upon Executive’s Disability; or

(e)           upon Executive’s death.

Any notice pursuant to Section 4(a) or 4(c) shall, as applicable, specify whether such termination by the Company is with or without Cause, or resignation by Executive is with or without Good Reason, and, if with Cause or Good Reason, shall set forth in reasonable detail the basis therefor.  Upon termination of employment, Executive shall receive, in addition to any amounts owed pursuant to Section 5 of this Agreement, any Base Salary, earned and unused vacation time, and STIP for the preceding year, to the extent such amounts are fully earned but unpaid as of the Termination Date, in accordance with the Company’s payroll practices and any applicable plans or programs.

5.           Payments upon Involuntary Termination or Resignation for Good Reason. If Executive’s employment terminates during the Term by reason of (x) an Involuntary Termination by the Company without Cause or (y) the resignation of Executive for Good Reason such that Executive’s Termination Date occurs within one year of the first occurrence of a condition giving rise to Good Reason as set forth in Section 11(i)(i) or (ii), then the Company shall provide to Executive the benefits set forth in Section 5(a) below, subject to the limitations and conditions in Sections 5(b) and 8:

(a)           Severance Benefits.  If Executive’s employment terminates during the Term by reason of an Involuntary Termination by the Company without Cause or a resignation by the Executive for Good Reason, then:

(i)           The Company shall pay to Executive, in accordance with the Company’s regular payroll practices, Executive’s then-current Base Salary for a period of 12 consecutive months after the Termination Date.

(ii)           If the Termination Date is any day other than the last day of the STIP plan year, the Company shall pay to Executive an amount equal to a pro rata portion (based on the number of days in the STIP plan year occurring on or before, and after, the Termination Date) of the award that would have been payable to Executive under the STIP based on actual performance of objectives under the STIP for such plan year had Executive remained employed for the entire plan year; provided, however, that such award amount (before pro ration) shall not exceed an award based on target performance.  The payment shall be made on the date awards under the STIP for such plan year are or would have been paid to other participants in the STIP, but in any event not later than 2-1/2 months after the end of such plan year.

(iii)           If Executive (and/or Executive’s covered dependents) is eligible and properly elects under COBRA to continue group medical, group dental, and/or basic group life insurance coverage, as in place immediately prior to the Termination Date, the Company shall continue to pay the Company’s portion of any such premiums or costs of coverage for a period of up to 12 months following the Termination Date.  The Company will stop paying its portion of the medical, dental and/or life insurance premiums, as applicable, prior to the end of the 12-month period if Executive (and Executive’s covered dependents) is no longer eligible for COBRA coverage or fails to timely pay the employee portion of such premiums.  All Company-provided medical, dental and/or life premiums under this Section 5(a)(iii) shall be paid directly to the insurance carrier or other provider.

(b)            Limitations.  Notwithstanding anything above to the contrary, the benefits payable to Executive under Section 5(a)(i) shall not exceed two times the lesser of:

(i)	The Code § 401(a)(17) compensation limit for the year in which the Termination Date occurs; or

(ii)	Executive’s annual compensation (as defined in Treas. Reg. § 1.415-2(d)) for services to the Company for the calendar year prior to the calendar year in which the Termination Date occurs.

(c)           Excess Lump Sum Payment.  If application of the maximum limitations under Section 5(b) results in a reduction of the severance amount that would otherwise be payable under Section 5(a)(i), then the Company shall pay to Executive the difference between the amount payable under Section 5(a)(i) and the maximum amount payable after application of Section 5(b).  Such excess shall be payable in a cash lump sum no later than 2 1/2 months after the Termination Date.

(d)           No Deferral of Compensation.  The Company and Executive intend  Sections 5(a)(i) and 5(b) to be a “separation pay plan due to involuntary separation from service” under Treas. Reg. § 1.409A-1(b)(9)(iii).  The parties also intend that the Company’s payments under Sections 5(a)(ii) and 5(c) will not be considered a deferral of compensation by application of Treas. Reg. § 1.409A-1(b)(4).  The parties further intend that the Company’s payments of insurance premiums under Section 5(a)(iii) will not be considered a deferral of compensation by application of Treas. Reg. § 1.409A-1(a) and § 1.409A-1(b)(9)(v).

6.           Payments in the Case of Death or Disability.  If Executive’s Termination of Employment is due to Executive’s death or Disability, the Company shall pay to Executive (or Executive’s legal representative), in accordance with the Company’s regular payroll practices, Executive’s current Base Salary through and including the last day of the calendar month in which the Termination Date occurs.

7.           Other Agreements.

(a)           Employee Agreement.  At the same time as they sign this Agreement, the parties are entering into the Employee Agreement attached hereto as Exhibit A.

(b)           Management Agreement.  At the same time as they sign this Agreement, the parties are entering into the Management Agreement attached hereto as Exhibit B.

8.           Withholding of Taxes, Other Limitations.

(a)           Taxes.  All payments to Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.  Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits and other compensation provided hereunder.

(b)           Offsets.  Notwithstanding any other provision of this Agreement, any payments required by Section 5 shall be reduced by any severance pay that Executive is eligible to receive from the Company, its subsidiaries or its successors under any policy, plan or agreement of the Company, other than this Agreement (“Other Severance Pay”), in the event of the Company’s termination of Executive’s employment with the Company.

(c)           Release Requirement.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payments to Executive under Section 5 hereof unless Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in strict compliance with the terms of this Agreement and the Employee Agreement as of the dates of the payments.

(d)           Effect of Management Agreement.  If a termination of employment occurs upon or after the expiration of the Term of this Agreement, Executive shall not be entitled to receive any compensation or benefits under this Agreement, but may be entitled to compensation and benefits, if any, in accordance with the terms and conditions of the Management Agreement.

(e)           Code Section 409A.  This Agreement is intended to satisfy, or be exempt from, the requirements of Code § 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

(f)           No Mitigation.  Executive shall not be required to mitigate the amount of any payment or other benefit provided for in Section 5 by seeking employment with another employer or otherwise; nor shall the amount of any payment or other benefit provided for in Section 5 be reduced by any compensation earned by Executive as the result of Executive’s subsequent employment by another employer, except as otherwise expressly provided in this Agreement.

9.           Return of Property.  Upon termination of Executive’s employment with the Company, Executive shall promptly deliver to the Company any and all Company records and any and all Company property in Executive’s possession or under Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, electronic media, source codes, data, tables or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary or other secret information of the Company and all copies thereof, and keys, access cards, access codes, passwords, credit cards, computers, telephones and other electronic equipment belonging to the Company.

10.           Directors’ and Officers’ Indemnification; Stock Based Compensation.  While Executive is employed by the Company hereunder, the Company shall not, without the prior written consent of Executive, amend its articles of incorporation or by-laws to prohibit or limit the indemnification of, or advances of expenses to, its directors and officers or to impose conditions on such indemnification or advances of expenses in addition to those provided by law.  While Executive is employed by the Company hereunder, the Company shall not modify any stock based incentive plan or agreement to which Executive is a party (or is subject) to limit or otherwise affect the acceleration of vesting or exercisability of stock options of Executive in the event of a change in control, the lapse of restrictions on restricted stock of Executive in the event of a change in control, or any other acceleration of, or increase in benefits under, any stock based benefit in the event of a change in control.

11.           Definitions. When used in this Agreement with initial capitalized letters, the following terms have the meanings indicated below, unless context requires otherwise:

(a)            Base Salary.  “Base Salary” means Executive’s annual base salary established by the Board and/or Compensation Committee in accordance with Section 3(a).

(b)            Board.  “Board” means the Board of Directors of the Company.

(c)           Cause.  “Cause” means:

(i)           Executive’s material breach of this Agreement, which is not remedied within 30 days after receipt of written notice thereof;

(ii)           an act or acts of dishonesty undertaken by Executive and intended to result in gain or personal enrichment of Executive at the expense of the Company;

(iii)           persistent failure by Executive to perform the duties of Executive’s employment, which failure is demonstrably willful and deliberate on the part of Executive and constitutes gross neglect of duties by Executive and which is not remedied within 90 days after receipt of written notice thereof; or

(iv)           the indictment or conviction of Executive for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

(d)            COBRA.  “COBRA” means the benefit continuation provisions under the Consolidated Omnibus Budget Reconciliation Act of 1986.  For purposes of this Agreement, COBRA is deemed to include the group term life insurance continuation requirements under Minnesota law.

(e)           Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(f)           Compensation Committee.  “Compensation Committee” means the compensation committee of the Board.

(g)            Disability.  “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Tennant Company Long Term Disability Plan, or similar successor plan, to render Executive eligible for long-term disability benefits under said plan, whether or not Executive is in fact covered by such plan.  The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(h)           Employee Agreement.  “Employee Agreement” means the Employee Agreement between Executive and the Company of even date herewith and attached to this Agreement as Exhibit A.

(i)           Good Reason.  “Good Reason” means the existence of either of the following conditions, without Executive’s consent, that is not remedied by the Company within 30 days after receipt of written notice thereof, where such notice is provided by Executive within 90 days of the initial existence of the condition:

(i)	the Company’s material breach of this Agreement; or

(ii)	a material diminution in the Executive’s authority, duties, or responsibilities, other than for Cause or on account of Disability.

(j)            Involuntary Termination.  “Involuntary Termination” means a termination of employment instigated by the Company without the consent or agreement of Executive, or which is otherwise considered an involuntary separation from service under Code § 409A and guidance thereunder.

(k)            Management Agreement.  “Management Agreement” means the Management Agreement between Executive and the Company of even date herewith and attached to this Agreement as Exhibit B.

(l)            STIP.  “STIP” means the Company’s Short-Term Incentive Plan, as may be  amended from time to time, or any successor plan.

(m)            Termination Date.  “Termination Date” means the date on which Executive’s employment by the Company ends, as defined in Section 4.  For purposes of Section 5 of this Agreement only, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Code Section 409A.

12.           Successors and Assigns.  This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns.  No rights or obligations of Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party, except that the Company may assign its rights and obligations under this Agreement to any affiliate of the Company and Executive hereby consents to any such assignment by the Company.

13.           Separate Representation.  Executive hereby acknowledges that Executive has the right to and/or has been advised to seek and receive independent advice from counsel of Executive’s own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

14.           Governing Law.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.

15.           Dispute Resolution.  The parties shall endeavor to resolve any dispute arising out of or relating to this Agreement, Executive’s employment with the Company or the termination of such employment (except for any dispute arising under the Management Agreement or the Employee Agreement) (a “Dispute”) by mediation and, if such mediation is not successful, by final and binding arbitration.  Disputes and claims encompassed by this Agreement include all applicable federal, state and local employment-related claims, whether based on common law (such as breach of contract or defamation) or statutes (such as the Americans With Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Minnesota Human Rights Act).  The parties shall first attempt in good faith to resolve any Dispute by confidential mediation before a qualified mediator mutually agreed upon by the parties.  If the Dispute is not resolved by mediation within 45 days after initial notice of the Dispute, then the Dispute shall be finally resolved by arbitration before a single arbitrator in accordance with the then most recent Employment Dispute Resolution Rules of the American Arbitration Association.  Any mediation or arbitration hereunder shall be conducted in Minneapolis, Minnesota.  The decision of the arbitrator shall be final and binding, and any court of competent jurisdiction may enter judgment upon the award.  All fees and expenses of the arbitrator shall be paid by the Company. The arbitrator shall have the jurisdiction and authority to interpret and apply the provisions of this Agreement and relevant federal, state and local laws, rules and regulations insofar as necessary to the determination of the Dispute and to remedy any breaches of the Agreement or violations of applicable laws, but shall not have jurisdiction or authority to alter in any way the provisions of this Agreement.  The parties hereby agree that this arbitration provision shall be in lieu of any requirement that either party exhaust such party’s administrative remedies under federal, state or local law.  Executive and the Company acknowledge and agree that this arbitration provision is beneficial to both parties because it provides a quick, less expensive and confidential manner of resolving finally any dispute or claim.  All mediation and arbitration proceedings hereunder shall be confidential and the parties, mediator and arbitrator shall keep confidential the existence and nature of any Dispute and all related proceedings.  Notwithstanding anything to the contrary provided in this Section 15 and without prejudice to the above procedures, either party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

16.           Notices.  All notices hereunder shall be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.

17.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

18.           Entire Agreement.  This Agreement, the Employee Agreement, the Management Agreement, and the other documents and instruments referred to herein contain the entire understanding of the parties hereto with respect to the employment of Executive by the Company.

19.           Amendments and Waivers.  No provision hereof may be altered, amended, modified, waived or discharged in any way whatsoever except by written agreement executed by both parties.  No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

20.           Severability; Survival. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction or arbitrator, as the case may be, may so modify the objectionable provision as to make it valid, reasonable and enforceable.  The obligations and rights of the parties hereunder that by their terms continue beyond the Term shall survive the termination of this Agreement.

21.           Replacement of Prior Agreement(s).  This Agreement, the Employee Agreement, and the Management Agreement replace and supersede all agreements between the Company and Executive of any nature whatsoever, which agreements, if any, shall be of no further force or effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE                                                                                     TENNANT COMPANY

Name:  [NAME]                                                                           Name:  [NAME]

Address:                      [ADDRESS]                                                                Title:                      [TITLE]

7036v1

 EXHIBIT A TO
EXECUTIVE EMPLOYMENT AGREEMENT

TENNANT COMPANY and
TENNANT SALES AND SERVICE COMPANY
EMPLOYEE AGREEMENT

Employee’s Last Name                                                                            Initial                                                First Name
(Please Print)

Tennant and the undersigned Employee recognize it is important that Tennant protect its rights with respect to its confidential business and product information, inventions, and customer relationships without unduly impairing the Employee’s ability to pursue Employee’s profession.  Tennant and the Employee also recognize that Tennant provides valuable training to Employee; entrusts Employee with confidential information, business relationships, and goodwill; and compensates Employee to support, develop, administer, maintain, and/or sell Tennant products.  Accordingly, Employee enters into this Agreement in consideration of the following:  (i) Tennant’s offer of employment or continuing employment and the benefits associated with that employment (including without limitation such benefits set forth in the Executive Employment Agreement and the Management Agreement being entered into by the parties); (ii) Tennant’s promise of granting Employee access to confidential information necessary to perform Employee’s duties; (iii) Tennant’s actual grant to Employee of access to confidential information necessary to perform the Employee’s duties; (iv) Tennant’s promise to provide Employee valuable training; (v) Tennant’s actual provision of valuable training to Employee; (vi) Tennant’s promise to provide Employee access to Tennant’s business and customer relationships and goodwill; (vii) Tennant’s actual provision to Employee of access to Tennant’s business and customer relationships and goodwill; (viii) Tennant’s obligations to the Employee contained in this Agreement; and (ix)  other consideration, all of which the Employee acknowledges was received and is sufficient consideration for the promises in this Agreement.

SECTION 1:  DEFINITIONS

These terms have the following defined meaning whenever used in this Agreement:

1.1           COMPETITIVE PRODUCT means goods, products, product lines or services, and each and every component thereof, invented, developed, designed, produced, manufactured, marketed, promoted, sold, supported, serviced, or that are in development or the subject of research by anyone other than Tennant, that are the same or similar, perform any of the same or similar functions, may be substituted for, or are intended or used for any of the same purposes as a Tennant Product.

1.2           COMPETITIVE RESEARCH means any research or development of any kind or nature conducted by any person or entity anyone other than Tennant, including without limitation theoretical and applied research, which is intended for, or may be useful in, any aspect of the invention, development, design, production, manufacture, marketing, promotion, sale, support or service of a Competitive Product.

1.3           CONFIDENTIAL INFORMATION means any information relating to Tennant’s business, including an Invention, formula, pattern, compilation, program, device, method, technique, or process that the Employee invents, learns, or develops during the course of Employee’s employment by Tennant that derives independent economic value from not being generally known, or readily ascertainable by proper means, by other persons can obtain economic value from its disclosure or use.  Confidential Information includes but is not limited to trade secrets and Inventions and, without limitation, may relate to research, development, experiments, engineering, product specifications, computer programs, computer software, hardware configurations, manufacturing processes, compositions, algorithms, know-how, methods, machines, management systems, strategic plans, business methods, nonpublic financial information, proprietary and Confidential Information pertaining to vendors and customers, employee and personnel data, sales volumes, pricing strategies, sales and marketing plans and strategies, contracts, and bids.

1.4           CONFLICTING ORGANIZATION means any person (including the Employee) or entity, and any parent, subsidiary, partner, or affiliate (regardless of its legal form) of any person or entity, that engages in, or is about to become engaged in, the research, invention, development, design, production, manufacture, promotion, marketing, sale, support, or service of a Competitive Product or in Competitive Research.

1.5           EMPLOYEE means the individual who signs this Agreement on the line designated for Employee signature.

1.6           INVENTION(S) means any and all inventions, discoveries, ideas, processes, writings, works of authorship, designs, developments and improvements, whether or not protectible under the applicable patent, trademark, or copyright statutes, invented generated, conceived, or reduced to practice by the Employee, alone or in conjunction with others, while employed by Tennant.

1.7           TENNANT means Tennant Company and its wholly owned subsidiary, Tennant Sales and Service Company, both Minnesota corporations with their principal place of business in the State of Minnesota, and all of their parents, subsidiaries or affiliated corporations, wherever located, and their successors and assigns, that exist or may exist during all or any portion of the time this Agreement is in effect.

1.8           TENNANT CUSTOMER(S) means any person, entity or institution to whom or to which Employee, or persons under Employee’s management, direction or supervision, sold, solicited sales, supported, marketed, serviced,  or promoted products or services on behalf of Tennant during the last eighteen (18) months in which Employee was employed by Tennant.  Without limiting the generality of the foregoing, the term Tennant Customer includes all and each of the employees, agents or representatives, and any other persons who control, direct or influence purchasing decisions of any such person, entity or institution.

1.9           TENNANT PRODUCT(S) means any goods, products, product lines or services (a) that during the last eighteen (18) months in which the Employee was employed by Tennant, Employee, or persons under Employee’s management, direction or supervision, performed research regarding, invented, designed, developed, marketed, promoted, sold, solicited sales of, supported, serviced, or provided on behalf of Tennant, or (b) with respect to which Employee at any time received or otherwise obtained or learned Confidential Information.

SECTION 2:  EMPLOYMENT

2.1           Employment At-Will.   Tennant agrees to employ or continue to employ Employee at-will.  The parties agree that either party may terminate Employee’s employment at any time for any reason.  This Agreement is ancillary to at-will employment and does not purport to include all of the terms of, or supersede, that relationship.  Employee agrees that during the term of this Agreement, Employee may from time-to-time be employed by Tennant or any one of its subsidiaries or affiliates, and that the Tennant entity employing Employee may change from time-to-time at the sole discretion of Tennant, without affecting the validity, binding effect upon Employee, or enforceability of this Agreement or of any of the terms or conditions hereof.

2.2           Compensation.   The compensation, benefits, and other financial terms and conditions applicable to Employee’s employment at the inception of this Agreement are set forth in separate documents provided to Employee.  Any changes in the compensation and benefits of Employee after this Agreement becomes effective that take place from time-to-time shall not terminate or invalidate this Agreement or affect or impair the validity or enforceability of this Agreement.

2.3           Duties.   Employee agrees to diligently, loyally and faithfully perform and discharge the duties assigned to Employee from time to time, and all duties associated therewith, to engage in no activities detrimental to Tennant’s interests, to be familiar with Tennant policies and procedures that relate to

Employee’s duties, and to abide by Tennant’s policies as they exist from time to time, including, without limitation, Tennant’s policies set forth in its Employee Handbook and Business Ethics Guide, and Confidential Information.  This Agreement continues in force and effect if the Employee’s duties, title, or place of work change after this Agreement becomes effective, and any such change shall not terminate or invalidate this Agreement or affect or impair the validity or enforceability of this Agreement.

2.4           Protection of Former Employer.   Employee agrees not to divulge to, or use for the benefit of Tennant any proprietary, trade secret, or confidential information of a former employer.

2.5           No Other Contractual Obligations.  Employee hereby represents and confirms that Employee has not made any contractual or legal commitments that would prevent or prohibit Employee from fulfilling Employee’s duties and responsibilities as set forth in this Agreement.

SECTION 3:   TRAINING, CONFIDENTIAL INFORMATION AND GOODWILL

3.1            Tennant’s Promises to Employee.   Tennant agrees that: (a) upon commencement of employment it will provide Employee with valuable training that may include but not be limited to orientation training, self-study materials and course work, classroom training, on-the-job training, and other forms of training; (b) it will continue to provide valuable training to Employee from time to time throughout the course of Employee’s employment; (c) upon commencement of employment it will provide Employee with Tennant’s valuable business and customer relationships, goodwill and/or Confidential Information that are appropriate for Employee’s position, duties, and responsibilities; and (d) it will continue to provide valuable business and customer relationships, goodwill and/or Confidential Information from time to time during the course of Employee’s employment that are appropriate for Employee’s position, duties, and responsibilities.

3.2           Goodwill.   Employee acknowledges that Tennant owns the goodwill in Employee’s relationships with Tennant Customers that Employee maintains or develops in the course and scope of Employee’s employment by Tennant.  If Employee owned goodwill in customer relationships when Employee commenced employment with Tennant, Employee irrevocably transfers and assigns any and all such goodwill to Tennant, and Tennant shall become the owner of such goodwill.

3.3           Employee’s Use of Training, Business and Customer Relationships, Goodwill and CONFIDENTIAL INFORMATION.   Employee agrees that in consideration of the promises made by Tennant to Employee to provide Employee valuable training, business and customer relationships, goodwill and/or Confidential Information as set forth above, Employee will use such valuable training, business and customer relationships, goodwill and/or Confidential Information only during the course of Employee’s employment by Tennant and solely and exclusively for the benefit of Tennant.

3.4           Fiduciary Duties.   Employee agrees that Employee shall treat all Confidential Information, training, business relationships, and goodwill entrusted to Employee by Tennant as a fiduciary, and Employee accepts and undertakes all of the obligations of a fiduciary, including good faith, trust, confidence and candor, and Employee agrees to use such training and to maintain, protect, and develop Confidential Information, business relationships, and goodwill solely and exclusively for the benefit of Tennant.

3.5           Tennant Property.   All documents and things provided to Employee by Tennant for use in connection with Employee’s employment including but not limited to cellular phones, cellular phone numbers, laptop computers, PDA’s, pagers and other equipment or created by the Employee in the course and scope of Employee’s employment by Tennant, are the property of Tennant and shall be held by Employee as a fiduciary on behalf of Tennant.  Upon termination of Employee’s employment, Employee shall promptly, and without the requirement of a prior demand by Tennant, return to Tennant all such equipment, documents and things, together with all copies, recordings, abstracts, notes, reproductions, or electronic versions of any kind made from or about the documents and things or the information they contain.

3.6           Nondisclosure.   Employee agrees not to use or disclose any Confidential Information to or for the benefit of any person or entity other than Tennant, either during or after employment, for as long as the information retains the characteristics described in Section 1.3.  Employee agrees and understands that this provision prohibits Employee from rendering services to a Conflicting Organization to the extent that Employee would use, disclose or rely upon Confidential Information or be caused or required to use, disclose or rely upon Confidential Information during the course of rendering such services.

SECTION 4:  EMPLOYMENT RESTRICTIONS

4.1           Restrictions on Competition During Employment. Employee agrees that while employed by Tennant, Employee will not be directly or indirectly employed or affiliated in any capacity by, become an independent contractor or consultant for, or perform any services for a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research.

4.2           Post-Employment Restrictions on Competition (Non-Sales Employees).  Unless Section 4.3 below is applicable on the last day Employee is employed by Tennant, Employee agrees that for twelve (12) months after the last day Employee is employed by Tennant, Employee will not, directly or indirectly, be employed or affiliated in any capacity by, become an independent contractor or consultant for, or perform any services for a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research.

4.3           Post-Employment Restrictions on Competition (Sales Employees).  If during the last twelve (12) months of employment with Tennant, Employee had no management duties or responsibilities and was engaged exclusively in sales activities, including selling, soliciting the sale, promoting, or supporting the sale of Tennant Products through direct contact with Tennant Customers, Employee agrees that for twelve (12) months after the last day Employee is employed by Tennant, Employee will be prohibited, directly or indirectly, from soliciting, communicating with or contacting, and from managing, directing or supervising others who solicit, communicate with or contact, any Tennant Customer on behalf of a Conflicting Organization in connection with or relating to a Competitive Product or Competitive Research.

4.4           Prohibition on Solicitation of TENNANT Employees.   Employee agrees that at all times while employed by Tennant, and for twelve (12) months thereafter, Employee will not, directly or indirectly, solicit, cause to be solicited, or participate in or promote the solicitation of any person to terminate that person’s employment with Tennant to become employed by a Conflicting Organization, or to breach that person’s Employment Agreement with Tennant.

4.5           Post-Employment Disclosure.  Employee agrees that in the event Employee voluntarily or involuntarily terminates employment with Tennant, that during the term of the restrictions described in Sections 4.2 or 4.3 above, as applicable, Employee will inform Tennant of the identity of any new employer that is a Conflicting Organization or is involved with a Competitive Product or Competitive Research, the job title of Employee’s new position, and a description of any services to be rendered to that employer.  In addition, Employee agrees to respond within ten (10) days to any written request from Tennant for further information concerning Employee’s work activities sufficient to provide Tennant with assurances that Employee is not violating any of the obligations Employee has undertaken in this Agreement.

4.6           Ancillary Promises.  The promises of Employee to Tennant contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.6 are reciprocal to the promises of Tennant to Employee contained in Section 3.1.  Tennant’s promises to Employee contained in Section 3.1 give rise to Tennant’s interest in enforcing Employee’s promises in Sections 4.1, 4.2, 4.3, 4.4, and 4.5 which promises of Employee to Tennant are ancillary to the reciprocal promises of Tennant and Employee contained in Sections 3.1, 3.2, 3.3, 3.4 3.5 and 3.6 and are intended to enforce Employee’s promises to Tennant contained in Sections 3.2, 3.3, 3.4, 3.5 and 3.6.

SECTION 5:  INVENTIONS

5.1           Disclosure.   Employee agrees to promptly disclose to Tennant in writing all Inventions.

5.2           Ownership, Assignment and Recordkeeping.   All Inventions shall be the exclusive property of Tennant.  Employee hereby assigns all Inventions to Tennant. Employee agrees to keep accurate, complete and timely records of Employee’s Inventions, which records shall be the property of Tennant and shall be retained on Tennant’s premises.

5.3           Cooperation.   During and after the termination of Employee’s employment, Employee agrees to give Tennant all cooperation and assistance necessary to perfect, protect, and use its rights to Inventions.  Without limiting the generality of the foregoing, Employee agrees to sign all documents, do all things, and supply all information that Tennant may deem necessary to (a) transfer or record the transfer of Employee’s entire right, title and interest in Inventions, and (b) enable Tennant to obtain patent, copyright, or trademark protection for Inventions anywhere in the world.

5.4           Attorney-in-Fact.   Employee irrevocably designates and appoints Tennant and its duly authorized officers and agents as attorney-in-fact to act for and in Employee’s behalf and stead to execute and file any lawful and necessary documents required, and to do all other lawfully permitted acts required, for the assignment of, application for, or prosecution of any United States or foreign application for letters patent, copyright or trademark with the same legal force and effect as if executed by Employee.

5.5           Waiver.   Employee hereby waives and quitclaims to Tennant any and all claims, of any nature whatsoever, which Employee may now have or may hereafter have for infringement of any patent, copyright, or trademark resulting from any Invention.

5.6           Future Patents.   Any Invention relating to the business of Tennant with respect to which Employee files a patent application within one (1) year following termination of Employee’s employment shall be presumed to cover Inventions conceived by Employee during the term of Employee’s employment, subject to proof to the contrary by Employee by good faith, contemporaneous, written and duly corroborated records establishing that such Invention was conceived and made following termination of employment and without using Confidential Information.

5.7           Release or License.   If an Invention does not relate to the existing or reasonably foreseeable business interests of Tennant, Tennant may, in its sole and unreviewable discretion, release or license the Invention to the Employee upon written request by the Employee.  No release or license shall be valid unless in writing signed by Tennant’s General Counsel.

5.8           Notice.   Pursuant to Minnesota Statutes Section 181.78, Employee is hereby notified that this Agreement does not apply to any invention for which no equipment, supplies, facility or trade secret information of Tennant was used and which was developed entirely on the Employee’s own time, and (1) which does not relate (a) directly to the business of Tennant or (b) to Tennant’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by the Employee for Tennant.  Employee has disclosed on Exhibit A-1 attached hereto all such excluded inventions.

SECTION 6:  GOVERNING LAW, VENUE AND JURISDICTION

6.1           Place of Agreement.  Because Tennant is a Minnesota corporation with its principal place of business located in Minnesota, and because it is mutually agreed that it is in the best interests of Tennant and all of its employees that a uniform body of law consistently interpreted be applied to the employment relationships between Tennant and all of its employees, this Agreement is deemed entered into in the State of Minnesota between Tennant and Employee, and the substantive laws of Minnesota and the exclusive jurisdiction of the courts of Minnesota shall be applicable hereto on the terms and conditions specified below.

6.2           Governing Law.  The validity, enforceability, construction, and interpretation of this Agreement shall be governed by the laws of the State of Minnesota, without regard to any choice-of-law or conflict-of-

law rules Employee irrevocably waives Employee’s right, if any, to have the laws other than the State of Minnesota apply to this Agreement.

6.3           Jurisdiction and Venue.  Hennepin County District Court shall have exclusive jurisdiction and venue over any disputes between Tennant and Employee arising out of or related to Employee’s employment or this Agreement.   Employee hereby irrevocably consents to the exclusive personal jurisdiction of the state courts in Hennepin County, Minnesota for the purposes of any action arising out of or related to Employee’s employment or this Agreement, including specifically (but without limiting the generality of the foregoing) actions for temporary equitable relief including temporary and permanent injunctions, except proceedings in other jurisdictions to enforce judgments entered by the Hennepin County District Court pursuant hereto.

6.4           Covenant Not to Sue.   Employee irrevocably covenants not to sue Tennant in any jurisdiction or venue other than the Hennepin County, Minnesota District Court for the purposes of any action arising out of or related to Employee’s employment or this Agreement.  Employee further agrees not to assist, aid, abet, encourage, be a party to, or participate in the commencement or prosecution of any lawsuit or action by any third party arising out of or related to this Agreement in any jurisdiction or venue other than a state court in Hennepin County, Minnesota; provided, however, that nothing herein shall prohibit or restrict Employee from being a witness or otherwise providing evidence in any action pursuant to court order or subpoena.

SECTION 7:  OTHER PROVISIONS

7.1           Obligations Unconditional.   The obligation of the parties to perform the terms of this Agreement is unconditional and does not depend on the performance or nonperformance of any terms, duties, or obligations not specifically recited in this Agreement. Employee irrevocably waives Employee’s right to challenge the enforceability or validity of any portion of this Agreement.

7.2           Waiver.   No waiver by Tennant of any breach of this Agreement by Employee shall be valid unless contained in a writing signed by the General Counsel of Tennant or the General Counsel’s designee.  Waiver of any breach of this Agreement shall not constitute, or be deemed, a waiver of any other breach of this Agreement.  Employee acknowledges and agrees that this Agreement is independent of any and all other agreements between Tennant and any other person or entity, and that the enforcement or non-enforcement by Tennant of any provision of any Agreement between Tennant and any other person shall not constitute a waiver by Tennant of any of its rights, nor a defense available to Employee, to enforcement of this Agreement, or any of the terms or provisions hereof.

7.3           Provisions Survive Termination.  To the extent that any provisions of this Agreement apply to the time period after, or require performance or enforcement after, termination of Employee’s employment or termination of this Agreement, all such provisions survive the termination of Employee’s employment and termination of this Agreement and may be enforced subsequent thereto. Without limiting the generality of the foregoing, Section 1; Sections 3.2, 3.3, 3.4, and 3.5 and 3.6; Section 4.2, 4.4, 4.5 and 4.6; Section 5; and Section 6 each survive termination of Employee’s employment and termination of this Agreement.

7.4           Prior Agreements.   Except to the extent provided in Section 7.5, all prior agreements, if any, between Tennant and Employee relating to any part of the subject matter of this Agreement are superseded and rendered null and void upon execution of this Agreement by Employee and Tennant; provided, however, that nothing in this Agreement invalidates, renders null or void, or otherwise affects any term or provision of any Tennant compensation or benefit plan or any agreements related thereto.

7.5           Validity Not Impaired.   In the event that any provision of this Agreement is unenforceable under applicable law, the validity or enforceability of the remaining provisions shall not be affected.  To the extent any provision of this Agreement is judicially determined to be unenforceable, (a) a court of competent jurisdiction may reform any such provision to make it enforceable, and (b) to the extent a court of competent jurisdiction refuses to enforce any provision of this Agreement as written or reformed, any provisions of any prior agreement between Employee and Tennant addressing the subject matter of the unenforceable provision shall be deemed to govern the relationship between Employee and Tennant notwithstanding any contrary provisions of Section 7.4 hereinabove.

7.6           Transfer or Assignment.   Tennant may transfer or assign its rights and obligations pursuant to this Agreement to its successors or assigns.  Employee may not assign any rights or obligations pursuant to this Agreement.

7.7           Tolling.  In the event Employee breaches or violates Sections 4.1, 4.2, 4.3, 4.4 or 4.5 hereinabove, the duration of the restrictions contained therein shall be extended by the number of days the Employee remains in breach or violation thereof.  This provision may be specifically enforced.

Employee has received and read, and understands the terms of this Agreement.  Employee enters into this Agreement voluntarily, and has had the opportunity to consult with Employee’s own attorney before signing.

Employee has received a copy of this Agreement for Employee’s records.

This Agreement becomes binding and effective on Tennant and Employee upon signature by Employee.

EMPLOYEE: Employee’s Signature Date Home Address City State Zip Code	TENNANT: By Signature Title V.P., Administration Date 701 North Lilac Drive P. O. Box 1452 Minneapolis, MN 55440-1452

7036v1

 Exhibit A-1

EMPLOYEE’S EXCLUDED INVENTIONS

I hereby consider the following inventions to be excluded as set forth in Section 5.8 of my Tennant Employee Agreement.  (If no inventions are listed below, none are claimed by Employee.)

Date:
Signature

EXHIBIT B TO
EXECUTIVE EMPLOYMENT AGREEMENT

TENNANT COMPANY
MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is entered into on ______ __] 2008 by and between Tennant Company, a Minnesota corporation (the “Company”), and [NAME], a resident of Minnesota (“Executive”).

Recitals

A.           Executive is a key member of the management of the Company and is expected to devote substantial skill and effort to the affairs of the Company, and the Company desires to recognize the significant personal contribution that Executive makes and is expected to continue to make to further the best interests of the Company and its shareholders.

B.           It is desirable and in the best interests of the Company and its shareholders to continue to obtain the benefits of Executive’s services and attention to the affairs of the Company.

C.           It is desirable and in the best interests of the Company and its shareholders to provide inducement for Executive (A) to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and (B) to remain in the service of the Company in order to facilitate an orderly transition in the event of a change in control of the Company.

D.           It is desirable and in the best interests of the Company and its shareholders that Executive be in a position to make judgments and advise the Company with respect to proposed changes in control of the Company without regard to the possibility that Executive’s employment may be terminated without compensation in the event of certain changes in control of the Company.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements of the Company and Executive set forth below, the Company and Executive, intending to be legally bound, agree as follows:

1.           Application of Agreement.  No amounts or benefits shall be payable or provided for pursuant to this Agreement unless a Change in Control shall occur during the Term of this Agreement.

2.           Involuntary Termination of Employment.  If Executive’s employment terminates by reason of an Involuntary Termination by the Company without Cause, or due to Executive’s resignation for Good Reason, upon or after the First Change in Control and prior to the end of the Transition Period, the Company shall provide to

Executive the benefits set forth in Sections 2(a) through 2(c) below, subject to the limitations and conditions in Section 2(d) and Section 4:

(a)	Lump Sum Severance. The Company (or its Successor) shall pay to Executive a lump sum a cash payment equal to three (3) times Executive’s Average Annual Compensation, less $1.00.

(b)
STIP.  If the Termination Date is any day other than the last day of the STIP plan year, the Company (or its Successor) shall pay to Executive a pro rata portion of the award (based on the number of days in the STIP plan year occurring on or before, and after, the Termination Date) that would have been payable to Executive under the STIP for such plan year had all performance targets been met and Executive remained employed by the Company until the end of the Plan Year.

(c)
Benefits Continuation.  If Executive (and/or Executive’s covered dependents) is eligible for and properly elects under COBRA to continue group medical, group dental and/or basic group life insurance coverage, as in place immediately prior to the Termination Date, the Company (or its Successor) shall continue to pay the Company’s (Successor’s) portion of any such premiums or costs of coverage for up to 18 months following the Termination Date.  The Company will stop paying its portion of the medical, dental and/or life insurance premiums, as applicable, prior to the end of the 18-month period if Executive (and Executive’s dependents) is no longer eligible for COBRA coverage or fails to timely pay the employee portion of such premiums.

All such Company-provided medical and/or dental premiums, or costs of coverage, shall be paid by the Company directly to the insurance carrier or other provider no later than the date(s) such premiums are due for the coverage provided.  To the extent that coverage is provided under this Section 2(c) during the period of time during which Executive would otherwise be entitled to continuation coverage under COBRA, the parties intend such coverage to be excluded from deferred compensation by application of Treas. Reg. § 1.409A-1(a) and § 1.409A-1(b)(9)(v).

(d)
Timing.  The amounts payable pursuant to Sections 2(a) and (b) above shall be paid to Executive no later than 2 1/2 months after the Termination Date; provided, however, that if Executive’s Termination Date occurs after the First Change in Control and during the Transition Period, but before the occurrence of a Change in Control described in clause (i) through (iv) of Section 5(d), then the amounts payable pursuant to Sections 2(a) and (b) above shall be paid to Executive no later than 2 1/2 months after the occurrence of the Change in Control described in clause (i) through (iv) of Section 5(d) (subject to any applicable offsets under Section 4(c)).

3.           Other Terminations. If Executive’s employment terminates during the Term upon or after the First Change in Control and prior to the end of the Transition Period, and if Section 2 does not apply and the termination is other than by the Company for Cause, then Executive shall be entitled to the following, as applicable, subject to the limitations and conditions in Section 4:

(a)            Termination During Window Period.  If Executive remains employed by the Company (or its Successor) on the first day of the Window Period following the First Change in Control, and if Executive’s termination of employment is due to Executive’s resignation with the Termination Date occurring during the Window Period, and such resignation is not for Good Reason, then the Company (or its Successor) shall pay to Executive the benefits provided in Section 2 and subject to the terms and conditions specified therein, except as provided below:

(i)           The cash payment in Section 2(a) will equal one (1) times Executive’s Average Annual Compensation, less $1.00;

(ii)           The benefits continuation in Section 2(c) will continue for twelve (12) months or until such earlier date as Executive’s (and Executive’s covered dependents’) COBRA coverage ends or Executive fails to timely pay the employee portion of such premiums; and

(ii)            All amounts payable pursuant to Section 3(a)(i) shall be paid to Executive no later than 2 1/2 months after the first day of the Window Period.

(b)            Death or Disability.  If Executive’s termination of employment is due to Executive’s death or Disability, and Executive is not otherwise entitled to any benefits under Section 2 or 3 above, the Company shall pay to Executive (or Executive’s legal representative), in accordance with the Company’s regular payroll practices, Executive’s then-current base salary through and including the last day of the month in which the Termination Date occurs.

4.           Withholding of Taxes, Other Limitations.

(a)           Taxes.  All payments to Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.  Executive shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder.

(b)           Termination Notice.  Any notice of termination for Cause or Good Reason shall, as applicable, specify whether such termination by the Company is with or without Cause, or resignation by Executive is with or without Good Reason, and, if with Cause or Good Reason, shall set forth in reasonable detail the basis therefor.  Upon Termination of Employment, Executive shall, in addition to any other amounts owing under this Agreement, receive any Base Salary, earned and unused vacation time, and

STIP for the preceding year, to the extent such amounts are earned but unpaid as of the Termination Date, in accordance with the Company’s payroll practices and any applicable plans or programs.

(c)           Offsets.  Notwithstanding any other provision of this Agreement, the payments and benefits required by Section 2 shall be reduced by any severance pay or benefits that Executive is eligible to receive from the Company, its subsidiaries or its successors under any policy, plan or agreement of the Company, other than this Agreement, in the event of the Company’s termination of Executive’s employment with the Company, including without limitation the Executive Employment Agreement or any other employment or severance agreement entered into between Executive and the Company.

(d)           Release Requirement.  Notwithstanding any other provision of this Agreement, the Company shall not be obligated to make any payments to Executive under Sections 2 or 3 hereof unless Executive shall have signed a release of claims in favor of the Company in a form to be prescribed by the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Executive is in compliance as of the dates of the payments with the terms of this Agreement, the Executive Agreement between Executive and the Company, and the Employee Agreement entered into by Executive and the Company dated [September 15, 2003 (insert date of prior agreement)].

(e)           Code Section 280G.  Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 4(e), if the cash payments due and the other benefits to which Executive shall become entitled under this Agreement, either alone or together with other payments made pursuant to this Agreement or any other agreement between Executive and the Company or any compensation plan or program that are in the nature of compensation to Executive and are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would constitute a “parachute payment” as defined in Code § 280G (or any successor provision thereto), such lump sum payment and/or such other benefits and payments shall be reduced (but not below zero) to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Code § 4999 (or any successor provision thereto) or being non-deductible to the Company for Federal Income Tax purposes pursuant to Code § 280G (or any successor provision thereto).  Within ten days after the Company informs Executive of the necessity of reducing the payments or benefits to avoid the excise tax or non-deductibility or promptly after Executive otherwise becomes aware of the necessity of such a reduction, Executive in good faith shall determine the amount of any reduction to be made pursuant to this Section 4(e) and shall select from among the foregoing benefits and payments (selecting first from among amounts other than those that constitute deferred compensation pursuant to Section 409A) those which shall be reduced. No modification of, or successor provision to, Code § 280G or § 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which Executive would be entitled under this Agreement in the absence of this Section 4(e) to a greater extent than they would have been reduced if Code § 280G and § 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 4(e).

(f)           Code Section 409A.   This Agreement is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2), (3)  and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

5.           Definitions. When used in this Agreement with initial capitalized letters, the following terms have the meanings indicated below, unless context requires otherwise:

(a)            Average Annual Compensation.  “Average Annual Compensation” means the average of the annual compensation payable by the Company to Executive and includible in the gross income for Federal Income Tax purposes of Executive during the shorter of:

(i)            The most recent five (5) completed taxable years of Executive ending before the First Change in Control, or

(ii)            That portion of such five-year period during which Executive was employed by the Company (with partial year compensation annualized before determining average annual compensation for that period in accordance with the regulations promulgated under Code § 280G, or successor thereto).

(b)            Board.  “Board” means the Board of Directors of the Company.

(c)           Cause.  “Cause” means:

(i)           persistent failure by Executive to perform the duties of Executive’s employment, which failure is demonstrably willful and deliberate on the part of Executive and constitutes gross neglect of duties by Executive and which is not remedied within 90 days after receipt of written notice thereof; or

(ii)           the indictment or conviction of Executive for a felony if the act or acts constituting the felony are substantially detrimental to the Company or its reputation.

(d)           Change in Control.  “Change in Control” means one of the following:

(i)           a majority of the directors of the Company shall be persons other than persons

(A)           for whose election proxies shall have been solicited by the Board of Directors of the Company, or

(B)           who are then serving as directors appointed by the Board of Directors to fill vacancies on the Board of Directors caused by death or resignation (but not by removal) or to fill newly created directorships;

(ii)           35% or more of (1) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Outstanding Company Voting Securities”) or (2) the then outstanding shares of common stock of the Company (“Outstanding Company Common Stock”) is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor rule thereto (the “Exchange Act”)) by any individual, entity or group (within the meaning of Section 13d(3) or 14(d)(2) of the Exchange Act), provided, however, that the following acquisitions and beneficial ownership shall not constitute Changes in Control pursuant to this Section 5(d)(ii):

(A)           any acquisition or beneficial ownership by the Company or a subsidiary of the Company, or

(B)           any acquisition or beneficial ownership by any employee benefit plan (or related trust) sponsored or maintained by the Company or one or more of its subsidiaries, or

(C)           any acquisition or beneficial ownership by Executive or any group that includes Executive, or

(D)           any acquisition or beneficial ownership by a parent entity of the Company (after giving effect to the merger or statutory share exchange) or its wholly-owned subsidiaries, as long as they shall remain wholly-owned subsidiaries, directly or indirectly of 100% of the Outstanding Company Voting Securities as a result of a merger or statutory share exchange that complies with Section 5(d)(iii)(A)(1), (2) and (3) or the exception in Section 5(d)(iii)(B) in all respects;

(iii)           the Company consummates

(A)	a merger of the Company with or into another entity, other than a merger in which:

(1)
the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to such merger beneficially own, directly or indirectly, immediately after the merger, more than 50% of, respectively, the then outstanding common stock and the then outstanding voting power of the voting securities (or comparable equity interests) of the surviving entity in the merger or its direct or indirect parent entity in substantially the same proportions (except for those exercising statutory dissenters rights) as their ownership of the Outstanding Company Voting Securities and Outstanding Company Common Stock immediately prior to the merger,

(2)
if voting securities of the direct or indirect parent entity of the Company (after giving effect to the merger) are exchanged for Outstanding Company Voting Securities in the merger, all holders of any class or series of Outstanding Company Voting Securities immediately prior to the merger have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters rights), and

(3)
no individual, entity or group (other than a direct or indirect, parent entity that, after giving effect to the merger, directly or indirectly through one or more wholly owned subsidiaries, beneficially owns 100% of the outstanding voting securities of the entity resulting from the merger) beneficially owns, directly or indirectly, immediately after the merger, 35% or more of the voting power of the outstanding voting securities or the outstanding common stock of the entity (or comparable equity interests) resulting from the merger.

(B)
an exchange, pursuant to a statutory exchange of Outstanding Company Voting Securities held by shareholders of the Company immediately prior to the exchange, of shares of one or more classes or series of Outstanding Company Voting Securities for cash, securities or other property, except for voting securities of a direct or indirect parent entity of the Company (after giving effect to the statutory share exchange) owning directly, or indirectly through wholly-owned subsidiaries, both beneficially and of record 100% of the Outstanding Company Voting Securities immediately after the statutory share exchange if (1) the persons who were the beneficial owners, respectively, of the Outstanding Company Voting Securities and the Outstanding Common Stock of the Company immediately before such statutory share exchange own, directly or indirectly, immediately after the statutory share exchange more than 50% of, respectively, the voting power of the then outstanding voting securities and the then outstanding common stock (or comparable equity interests) of such parent entity, and (2) all holders of any class or series of Outstanding Company Voting Securities immediately prior to the statutory share exchange have the right to receive substantially the same per share consideration in exchange for their Outstanding Company Voting Securities as all other holders of such class or series (except for those exercising statutory dissenters’ rights),

(C)	a sale or other disposition of all of substantially all of the assets of the Company (in one transaction or a series of transactions),

unless a majority of the voting power of voting stock (or the voting equity interest) of the surviving entity or its parent entity or of any entity acquiring all or substantially all of the assets of the Company (in the case of a merger, consolidation or disposition of assets) or the Company or its parent entity (in the case of a statutory share exchange) is, immediately following the merger, consolidation, statutory share exchange or disposition of assets, beneficially owned by the Executive or a group of persons, including the Executive, acting in concert;

(iv)           the shareholders of the Company approve a definitive agreement or plan to liquidate or dissolve the Company; or

(v)           (A)           the Company enters into an agreement in principle or a definitive agreement relating to a Change in Control described in clause (i), (ii) or (iii) above which ultimately results in such a Change in Control described in clause (i), (ii) or (iii) hereof,

(B)           a tender or exchange offer or proxy contest is commenced which ultimately results in a Change in Control described in clause (i) or (ii) hereof, or

(C) there shall be an involuntary termination of employment of Executive or a termination by the Executive of employment for Good Reason prior to an event that would otherwise constitute a Change in Control, and Executive reasonably demonstrates that such event (x) was requested by a third party that has previously taken other steps reasonably calculated to result in a Change in Control described in clause (i), (ii) or (iii) hereof and which ultimately results in a Change in Control described in clause (i), (ii) or (iii) hereof or (y) otherwise arose in connection with or in anticipation of a Change in Control described in clause (i), (ii), (iii) or (iv) above that ultimately occurs.

(e)            COBRA.  “COBRA” means the benefit continuation provisions under the Consolidated Omnibus Budget Reconciliation Act of 1986.  For purposes of this Agreement, COBRA is deemed to include the group term life insurance continuation requirements under Minnesota law.

(f)           Code.  “Code” means the Internal Revenue Code of 1986, as amended.

(g)            Disability.  “Disability” means a continuing condition of Executive that has been determined to meet the criteria set forth in the Company’s Long Term Disability Plan, or similar successor plan, to render Executive eligible for long-term disability benefits under said plan, whether or not Executive is in fact covered by such plan.  The determination shall be made by the insurer of the plan or, if Executive is not covered by the plan, by the Company in its sole discretion.

(h)           First Change in Control.  “First Change in Control” means the occurrence of the earliest Change in Control to occur during the Term.

(i)           Good Reason.  “Good Reason” means any of the following actions by the Company without Executive’s written consent, provided that Executive first gives written notice within 30 days after the action first occurs and the Company fails to cure its actions within 90 days thereafter:

(i)           the Company’s material breach of this Agreement or the Executive Agreement;

(ii)           the assignment to Executive of duties and responsibilities that are substantially inconsistent with, or materially diminish, Executive’s position with the Company as in effect immediately prior to the First Change in Control, other than for Cause or on account of Disability;

(iii)           Executive’s duties, responsibilities, authority or compensation are materially diminished as compared with Executive’s duties, responsibilities, authority or compensation as in effect immediately prior to the First Change in Control, other than for Cause or on account of Disability;

(iv)           the Company fails to obtain assumption of this Agreement by any Successor as contemplated by Section 6;

(v)           the Company requires Executive to relocate to any place other than a location within twenty-five (25) miles of the location at which Executive performed duties immediately prior to the First Change in Control or, if Executive performed such duties at the Company’s principal executive offices, the Company relocates its principal executive offices to any location other than a location within twenty-five (25) miles of the location of the principal executive offices immediately prior to the First Change in Control; or

(vi)           the Company requires that Executive travel on Company business to a substantially greater extent than required immediately prior to the First Change in Control.

Notwithstanding the foregoing, Good Reason shall not exist if the Company’s action is isolated, insubstantial or inadvertent and such action is not taken in bad faith.

(j)            Involuntary Termination.  “Involuntary Termination” means a termination of employment instigated by the Company without the consent or agreement of Executive, or which is otherwise considered an involuntary separation from service under Code § 409A or guidance thereunder.

(k)            STIP.  “STIP” means the Company’s Short-Term Incentive Plan, as amended, or any successor plan.

(l)            Successor.  “Successor” means any person or entity acquiring directly or indirectly a majority of the Outstanding Company Voting Securities (by purchase, merger, consolidation or otherwise) or all or substantially all of the assets of the Company.

(m)            Term.  “Term” has the meaning set forth in Section 14 of this Agreement.

(n)            Termination Date.  “Termination Date” means the date on which Executive’s termination of employment by the Company is effective.  For purposes of payments of benefits under Sections 2 and 3, the Termination Date shall mean the date on which a “separation from service” has occurred for purposes of Code § 409A and the guidance thereunder.

(o)            Transition Period.  “Transition Period” means the three-year period commencing on the date of the earliest to occur of a Change in Control described in clause (i) through (iv) of Section 5(d) and ending on the third anniversary of such date.

(p)            Window Period.  “Window Period” means the thirty-day period immediately following the first anniversary of the First Change in Control that is a Change in Control described in clause (i) through (iv) of Section 5(d).

6.           Successors and Assigns.

(a)           This Agreement is binding on and inures to the benefit of Executive and Executive’s heirs, legal representatives and permitted assigns, and on the Company and its successors and permitted assigns.  No rights or obligations of Executive or the Company hereunder may be assigned, pledged, disposed of or transferred by such party to any other person or entity without the prior written consent of the other party.

(b)           The Company will require any Successor, by agreement in form and substance satisfactory to Executive, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had otherwise terminated Executive’s employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any Successor that is required to execute and deliver the agreement provided for in this Section 6(b) or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

7.           Separate Representation.  Executive hereby acknowledges that he has sought and received independent advice from counsel of his own selection in connection with this Agreement and has not relied to any extent on any officer, director or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

8.           Governing Law; Jurisdiction.  All matters relating to the interpretation, construction, application, validity and enforcement of this Agreement shall be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the State of Minnesota or any other jurisdiction, that would cause the application of laws of any jurisdiction other than the State of Minnesota.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts, District of Minnesota, for the purpose of resolving all issues of law, equity, or fact arising out of or in connection with this Agreement.  Any action involving claims of a breach of this Agreement shall be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction.  Venue, for the purpose of all such suits, shall be in Hennepin County, State of Minnesota.

9.           Specific Performance.  Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of such covenants and to enforce specifically such covenants in any action instituted before a proper forum in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

10.           Notices.  All notices hereunder shall be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder.

11.           Counterparts.  This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

12.           Amendments and Waivers.  No provision hereof may be altered, amended, modified, waived or discharged in any way whatsoever except by written agreement executed by both parties.  No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

13.           Severability; Severance. In the event that any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms and conditions or portions hereof shall remain in full force and effect, and any court of competent jurisdiction or arbitrator, as the case may be, may so modify the objectionable provision as to make it valid, reasonable and enforceable.

14.           Term. This Agreement shall commence on the date of this Agreement and shall terminate, and the term of this Agreement (the “Term”) shall end, on (A) December 31, 2010, provided that such period shall be automatically extended for one year, and from year to year thereafter, until written notice of termination of this Agreement is given by the Company or Executive to the other party hereto at least 60 days prior to December 31, 2010 or the extension year then in effect, or (B) if the first day of the Transition Period occurs prior to December 31, 2010 (or prior to the end of the extension year then in effect), the third anniversary of the first day of the Transition Period.

7036v1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

EXECUTIVE                                                                                     TENNANT COMPANY

Name: [NAME]                                                                           Name:  [NAME]

Address:                      [ADDRESS]                                                                Title:                          [TITLE]